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                                                                  EXHIBIT 99.2

                       [SUN COMMUNITIES, INC. LETTERHEAD]


August 20, 1996



Board of Directors                                      VIA HAND DELIVERY
Attn: Mr. John A. Boll, Chairman
Chateau Properties
19500 Hall Road
Clinton Township, MI 48038

Dear John:

Although I would have preferred to meet with you in person, I am forwarding this proposal in writing both to underscore the seriousness of our purpose and to permit your board of directors to deal with what I anticipate are contractual restrictions in your previously announced merger agreement with ROC Communities. As I discussed with you this afternoon by telephone, and in view of Manufactured Home Communities' unsolicited proposal to acquire Chateau, Sun Communities would like to propose a better alternative for Chateau and its shareholders than either the MHC offer or the proposed merger with ROC Communities.

As you know, this is not an impromptu proposal: during the fall of 1995, I met with you and Mr. Kellogg on several occasions to discuss a strategic merger of Chateau Properties and Sun Communities. While we believed then, and continue to strongly believe, that a Chateau-Sun merger has extraordinary strategic and financial benefits, we had not intended to preempt your existing merger agreement with ROC. However, in view of the MHC proposal, we are compelled to present you and your shareholders with our proposal.

Quite simply, in a strategic merger, Chateau and Sun would together become the clearly dominant force in our industry. Such an alliance presents Chateau with unmatched strategic and financial benefits, including the combined entity's larger size, operating efficiencies and economies of scale, immediate and long-term accretion to both companies' funds from operations per share, improved depth and breadth of management, enhanced liquidity, increased financial flexibility and improved access to potential acquisition, expansion and development opportunities.

As a result, we are prepared to offer Sun shares and/or operating partnership units to all of Chateau's public shareholders and operating partnership unitholders, respectively, at a 0.892 exchange ratio in a tax-free strategic merger. Based upon Sun's August 19, 1996 closing price of $28.00 per share, our offer is valued at $25.00 per Chateau share. This represents a significant premium to the value your shareholders will receive in the proposed ROC merger, as well as a superior strategic fit for the reasons discussed below. While this would be our preferred form of consideration, we have the financial resources, flexibility and willingness to work with you to structure a transaction which satisfies the objectives of all of your equity holders.

Unlike MHC's proposal, our offer is not bifurcated to coerce shareholders who wish to avoid a taxable event into accepting a "low ball" stock offer. While we appreciate and admire your



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commitment to the ROC transaction, we believe that the market reaction to MHC's unsolicited proposal will make it increasingly difficult, if not impossible, to consummate the ROC merger, even pursuant to amended terms.

We and our financial and legal advisors (Lehman Brothers, Jaffe, Raitt, Heuer & Weiss and Skadden, Arps, Slate, Meagher & Flom) are prepared to meet with you immediately and move rapidly toward completing this strategic merger. We believe strongly in the merits of a merger between our two companies, which are more compatible in nearly every respect than Chateau is to MHC or ROC. We think the following benefits are compelling relative to either the MHC or ROC proposals.

- -       GROWTH OPPORTUNITIES

        Acquisitions: Since our IPO, we have acquired 48 high-quality communities containing approximately 19,500 sites at attractive capitalization rates, outpacing both MHC and ROC. As a result, we believe that Chateau's access to profitable acquisitions would be improved in a potential merger with Sun. Even more importantly, in a merger with Sun, Chateau can take advantage of our significant experience in successfully integrating multiple new community operations, such as our recent acquisition of Aspen Enterprises' 25-community portfolio. We think our ability to smoothly assimilate large portfolios stands in marked contrast to certain of our competitors.

        Expansions: Our successful community expansion program added over 300 sites in 1995 and is scheduled to complete nearly 700 sites in 1996.
        Our supply of potential expansion sites for 1997 and beyond remains over 2,200 at 16 communities, where the average existing occupancy is 97% (leading to built-in demand for expansions). In comparison, MHC and ROC completed 225 and 51 expansion sites in 1995, respectively. As a result, we believe that Chateau's expansion opportunities would be enhanced in a merger with Sun.

        Development: We have commenced a 150 acres "greenfield" development in our Austin, Texas market, one of the country's strongest markets. We are also in the advanced stages of purchasing several parcels of zoned land in our Michigan markets for new development. With Chateau's management capabilities in the development area, we believe that the combined companies could successfully operate a profitable development business.

- -       OPERATING PERFORMANCE:  Chateau and Sun possess the strongest operating margins in the manufactured housing community sector. Specifically, Sun's ratio of EBITDA to revenues for 1995 was 66%, compared to 61% for Chateau. MHC and ROC, however, operate at substantially lower margins of approximately 55% each. As a result, in a merger with Sun, Chateau could further strengthen its operating profitability, as opposed to diluting the same in a merger with MHC or ROC.

- -       GEOGRAPHIC CONCENTRATION:  Chateau and Sun enjoy the best geographical overlap in the sector, leading to a smooth integration process and meaningful general and administrative savings, particularly relative to a merger with MHC or ROC, whose portfolios are scattered nationwide. Chateau's and Sun's two primary markets, Florida and Michigan, represent approximately 80% and 65% of our respective portfolios.


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- -       Size: In a Chateau-Sun merger, the combined entity would be larger than in a combination with MHC or ROC. Chateau-Sun would have an equity market capitalization of approximately $850 million, a total capitalization of $1.2 billion, 126 properties and 48,000 sites, providing the combined company with improved opportunities for operating efficiencies, liquidity, growth and a lower cost of capital.

- -       Financial Flexibility: Like Chateau, Sun has investment-grade senior unsecured credit ratings from the major rating agencies.
        Similarly to Chateau, we have always pursued a policy of lower leverage, and only six of our 77 communities are subject to secured debt. We also have the full $75 million facility amount available on our unsecured revolving credit facility, which is supported by five major financial institutions. Unlike Chateau and Sun, neither MHC nor ROC have been able to obtain investment-grade ratings.

- -       Access to Capital: Sun has successfully completed two follow-on equity offerings since its IPO, each at successively higher prices per share. In addition, we have successfully accessed the commercial mortgage-backed securities, unsecured corporate bond and unsecured credit facility markets. MHC and ROC have each completed just one follow-on equity offering since their initial public offerings.

- -       Liquidity: Both of our respective shareholder groups would achieve enhanced liquidity in a merger. In 1996 year-to-date, Sun's average daily trading volume is over 40,000 shares; Chateau's is approximately 25,000 shares. MHC's and ROC's average volumes are approximately 37,500 shares and 26,800 shares per day, respectively.

While this is not a complete discussion of all of the benefits of a strategic merger of our two companies, we think a strategic combination between Chateau and Sun is demonstrably better for your holders and creates exciting strategic and financial opportunities. While we do not wish to interfere with your agreement with ROC in any inappropriate way, as noted above we would expect that your agreement would contain a "fiduciary out" provision which would permit you to consider our more attractive offer.

Under our proposal and consistent with a strategic merger, we would expect that the combined entity's board of directors and senior management team would be comprised of a fair representation from each of our companies. Of course, our proposal is subject to customary conditions, including the termination of your existing merger agreement with ROC, the rejection of the MHC proposal and the execution of a definitive merger agreement with us.

We believe this proposal is of substantial immediate and longer term benefit to both of our respective shareholder groups. We and our advisors are prepared to move rapidly toward a definitive merger agreement on a basis that is fair to all of your equity holders, and believe a year-end 1996 closing is imminently achievable. We would like to schedule a meeting as soon as possible to discuss our proposal in greater detail - please contact me at (810) 932-3100 at your earliest convenience.

Very truly yours,

/s/ Gary A. Shiffman

Gary A. Shiffman
President



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